Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$94.75 Million Data Center

(Tampa, FL) (January 5, 2012). Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced today that it acquired a $94.75 million, multi-tenant, wholesale data center located in Atlanta, Georgia. The acquisition was completed through a joint venture between CV REIT and three institutional investors. As general partner and manager of the joint venture, CV REIT will control and run the operations of the property. The property, Peachtree Data Center, a wholesale multi-tenant data center facility for carriers and colocation providers, is one of only several premier technology centers in the country recognized by its unique combination of location, size, infrastructure and access to power and fiber connectivity.

Originally constructed in 1927, this property has undergone several renovations with the most recent completed in 2010. As part of the renovation process, the previous owner invested $30 million and the current tenants invested $200 million. John Carter, CEO of CV REIT stated “While the property was built some time ago we believe the thorough renovations and construction of the new state-of-the-art data centers, along with the significant capital commitments of the tenants help make the property an outstanding addition to our expanding portfolio of high quality, mission critical assets.”

While the exterior of the Peachtree Data Center is reminiscent of architecture dating back to the early 1900’s, all other aspects of the building are nothing less than state-of-the-art. The building is fed by a Georgia Power system with five switches that each have the capacity to support 20 megawatts of committed power. Georgia Power’s loop fed design provides extensive resiliency to protect the building’s electrical service against potential interruptions if a circuit or transformer fails. There are also 14 generators that provide backup power. Furthermore, the site provides storage for up to 100,000 gallons of diesel fuel through cross-fed tanks that power generators to create a fully redundant energy system with 31.2 megawatts of emergency power. Three distinct arrays of fiber ducts to the building provide access to all the major network providers and the closed building security offers a state-of-the-art monitoring system with 24/7 security and single point visitor access. The property also boasts over 7,000 tons of chiller plant cooling equipment that help maintain optimum temperatures for the equipment in the various data centers.

The six-story building sits on nearly 3.1 acres and has approximately 338,000 square feet of rentable space. Two parking garages that service the facility are also included in the acquisition. The property currently is 100% leased to six different tenants (three of which are Fortune 500 companies) with an average remaining lease term of over 11 years.

As is the case with most data centers, the tenants in Peachtree Data Center wish to remain anonymous for security reasons. However, one tenant operates a 24 X 365 Network Operations Center and a “mirror” data center that is similar to their other data center located in Colorado. The property also serves as the regional switch for two Fortune 500 companies. Another tenant conducts “mission critical” operations out of their space and has signed a 30-year lease that cannot be terminated without extensive financial penalties. Finally, a different tenant renewed its lease through 2023, made extensive capital investment into their space and expressed its intent to continue expanding as space becomes available. “We believe the quality of the tenants in the Peachtree Data Center combined with their remaining lease terms and the capital investments in their spaces will help provide stable and predictable income for a very long time” said John Carter.

Carter Validus Mission Critical REIT, Inc. is a public, non-traded REIT. The REIT intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions of mission critical assets in the data centers and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.